Exhibit 14.1

Code of Business Conduct and Ethics

TIDEWATER®

Tidewater Inc.

601 Poydras Street, Suite 1500

New Orleans, LA 70130

USA

Telephone: (504) 568-1010

Fax: (504) 566-4559

Table of Contents

The Code

SECTION 1: ABOUT THE CODE 1-4

1.1 – General Policy 1.2 – Administrative Matters

1.3 – How to Report Violations or Ask Questions

1.4 – Cooperating with investigations and inquiries

1.5 – Waivers

SECTION 2: HEALTH, SAFETY AND ENVIRONMENTAL PROTECTION (“HSE”) 5

2.1 – Workplace Safety

2.2 – Contraband and Security (Search and Consent)

2.3 – The Environment

SECTION 3: CONFLICTS OF INTEREST, GIFTS, ENTERTAINMENT AND POLITICAL ACTIVITY 6-8

3.1 – Conflicts of Interest

3.2 – Gifts, Entertainment and Hosted Travel

3.3 – Political Contributions

SECTION 4: FINANCIAL CONTROLS AND REPORTING 9-10

4.1 – Maintaining Accurate Accounts and Records

4.2 – Full, Fair, Accurate, Timely and Understandable Public Disclosure

4.3 – Securities Law and Insider Trading

SECTION 5: DOING BUSINESS INTERNATIONALLY 11-13

5.1 – The FCPA and Other Anti-Corruption Laws

5.2 – U.S. Economic Sanctions and Export Control Laws and Regulations

5.3 – Anti-Terrorism and Anti-Money Laundering Laws and Regulations

5.4 – Anti-Boycott Laws and Regulations

5.5 – Customs Laws and Regulations

SECTION 6: FAIR COMPETITION 14

6.1 – Fair Competition/Antitrust Laws and Fair Dealing

6.2 – Property Rights of Others

SECTION 7: PROTECTING THE COMPANY’S ASSETS 15-16

7.1 – Confidential Information 7.2 – Company Marks and Logos

7.3 – Appropriate Use of Information Technology

7.4 – Social Media

SECTION 8: RESPECT FOR CO-WORKERS AND EMPLOYMENT POLICY 17-18

8.1 – Equal Employment Opportunity

8.2 – Anti-Harassment and Discrimination

8.3 – Workplace Violence

8.4 – Solicitation and Distribution of Literature

8.5 – Employment Relationships

8.6 – Employee Data Privacy

TIDEWATER

Section 1

About The Code

SECTION 1: ABOUT THE CODE

This booklet contains the Code of Business Conduct and Ethics (the “Code”), which summarizes the legal and ethical business considerations that govern the conduct of the Company’s directors, officers and employees (“Company Personnel”). References in the Code to “the Company” include Tidewater Inc. and its direct and indirect subsidiaries. It is the personal responsibility of Company Personnel to become familiar with and to comply with the Code and the laws and regulations that relate to their assigned duties. From time to time, the Company also may ask other parties to comply with the Code.

The Chief Compliance Officer is responsible for administering the Code. Company Personnel with questions regarding the Code and/or the laws that apply to their activities are expected to direct the questions to their supervisor or, where appropriate, the Company’s Chief Compliance Officer or Legal Department in New Orleans, Louisiana:

Legal Department

Tidewater Inc.

601 Poydras Street, Suite 1500

New Orleans, LA 70130 USA

Telephone: (504) 568-1010

Fax: (504) 566-4559

This Code is accessible to all employees via the Company Intranet and is posted on the Company’s website (www.tdw.com), where it is available to the public.

1.1 – General Policy

No code or policy can anticipate every situation that Company Personnel might confront. Accordingly, this Code is intended to act as a source of basic principles and policies to guide Company Personnel in the conduct of the Company’s business:

>> Honest and ethical conduct, including the ethical handling of actual, apparent or perceived conflicts of interest between personal and professional relationships;

>> Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

>> Compliance with applicable laws, rules and regulations;

>> Prompt internal reporting of violations of the Code to an appropriate person or persons, or via the Company’s Compliance Helpline identified in the Code; and

>> Accountability for compliance with the Code.

Company Personnel are expected to seek advice from their supervisor, the Chief Compliance Officer or the Legal Department whenever they are unsure about a particular situation.

May 2013 1 The Code

Section 1

About The Code

1.2 – Administrative Matters

The Company depends on the active participation and support of Company Personnel to ensure compliance with the Code. The following questions and answers explain some important matters related to the Code’s administration.

a) Who is responsible for administering and interpreting the Code? – Although compliance with this Code is the responsibility of all Company Personnel, administration of the Code is the responsibility of the Chief Compliance Officer.

b) To whom does the Code apply? – The Code applies to all directors, officers and employees of the Company. From time to time, the Company may require consultants, agents or other third parties to comply with the Code.

c) How does the Code interact with other Company policies and the laws that govern the Company’s business? – The Code is not a complete or comprehensive statement of all of the laws and policies that govern the conduct of Company Personnel. The Code is complementary of, and supplemental to, other Company standards, policies and procedures, such as those found on the Company’s intranet site located under Sites in Gmail or at (http:/intranet.tdw.com). To the extent topics covered in this Code are the subject of a more detailed Company policy, the provisions of the more detailed policy shall prevail.

d) What are the responsibilities of Company Personnel to report possible violations of the Code? –

All Company Personnel must be alert to situations that could result in illegal, unethical or otherwise improper actions, either by him or herself or others. If any Company Personnel become aware of a possible violation of this Code, any other Company policy or any law, he or she must report the matter as directed in Section 1.3.

e) What are the potential penalties for violating the Code? – Failure to comply with the provisions outlined in this Code, including reporting a known Code violation, may result in disciplinary action, up to and including termination of employment, to the extent consistent with applicable laws. Where applicable, an individual who commits an illegal act may be referred for criminal prosecution.

No violation of this Code, any other Company policy or any law will be justified by a claim that it was ordered by an employee’s supervisor. No one, regardless of his or her position, is authorized to direct an employee to commit an illegal act. Should it be discovered that an employee has been arrested for suspected criminal conduct, either on or off the job, the Company may conduct an independent review of the available facts and determine whether disciplinary or employment action is warranted.

f) Will an employee be retaliated against if he reports violations of the Code or other types of illegal or questionable behavior? – If an employee reports a suspected violation of this Code, applicable law or any Company policy, that employee will not be disciplined or retaliated against for (1) reporting in good faith that a suspected violation has occurred or will occur; or (2) assisting with any ensuing investigation.

g) Will employees be asked to certify compliance with the Code? – On an annual basis, the Chief Compliance Officer will distribute a Compliance Certificate to certain employees of the Company. Employees who are given a Compliance Certificate will be asked to acknowledge compliance with the Code by signing the Certificate and returning it to the Chief Compliance Officer in accordance with the instructions. The Chief Compliance Officer will review all Certificates and will report any material exceptions to the Chief Executive Officer and the Company’s Board of Directors.

May 2013 2 The Code

Section 1

About The Code

h) What should Company Personnel do if they find out that the Company is being investigated by a governmental entity? – If any Company Personnel obtain knowledge that a governmental investigation is underway in any country in which the Company does business, he or she should immediately contact the Company’s Chief Compliance Officer.

1.3 – How to Report Violations or Ask Questions

Company Personnel with questions regarding the Code and/or the laws that apply to their activities are expected to direct the questions to their supervisor or, where appropriate, the Company’s Chief Compliance Officer or Legal Department.

Company Personnel must report suspected violations of the Code, Company policy or applicable laws as set forth below:

>> Employees should report suspected violations to their supervisors.

>> If an employee believes his or her questions or concerns have not been addressed satisfactorily by his or her supervisor, or if he or she is uncomfortable discussing questions or concerns with or reporting violations to his or her supervisor, he or she should contact the Company’s Chief Compliance Officer at the Company’s New Orleans office by calling 504-568-1010 (800-678-8433 in U.S.A.), or in writing to c/o Tidewater Compliance Helpline, 601 Poydras St., Suite 1500, New Orleans, LA 70130 USA, or through the Company Helpline at a number below.

>> Reports may be made anonymously by calling the Helpline at 800-619-3591 in U.S.A., or by logging onto www.tdwcompliance.com. Keep in mind, however, that it may be more difficult to conduct a thorough investigation if you do not identify yourself. Therefore, you are encouraged to share your identity to assist with a complete and thorough investigation.

Hotline calls may be made collect from outside the U.S. as follows:

From Australia:	1-800-20-8932 or 1-800-14-1924
From Brazil:	0800-891-4177
From China:	10-800-711-0631 or 10-800-110-0577
From India:	000-800-100-1075
From Indonesia:	001-803-1-008-3365
From Italy:	800-788340
From Malaysia:	1-800-80-3435
From Mexico:	001-800-613-2737
From Poland:	0-0-800-111-1561
From United Kingdom:	0808-234-7051
From Singapore:	800-110-1519
From Thailand:	001-800-11-008-3246
From Trinidad & Tobago:	1-800-941-6882

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Section 1

About The Code

1.4 – Cooperating with investigations and inquiries

All reports will be reviewed by the Company’s Chief Compliance Officer. Reports regarding accounting, internal accounting controls or auditing matters will be reviewed by the Chief Compliance Officer in consultation with the Company’s Board of Directors. Reports regarding other allegations of misconduct will be reviewed and investigated by appropriate management. The following are important points that you should know about the investigation process:

>> You are expected to cooperate fully with an investigation;

>> Discussing information with people, other than those who have a need to know the information, can be harmful to the investigation and the parties involved;

>> You will not be retaliated against if you make a report or participate in an investigation; and

>> If action is necessary to correct the situation and prevent a recurrence, the Company will take corrective steps, including appropriate training and/or disciplinary measures.

1.5 – Waivers

Waivers of the provisions of this Code for any directors or officers of the Company may be granted only by the Board of Directors, and, if required by applicable New York Stock Exchange or SEC rules, must be promptly disclosed to the Company’s shareholders.

“Tidewater’s reputation and continued success depends on our commitment to doing business with integrity and in compliance with laws and regulations. Compliance is part of who we are.”

—Jeffrey M. Platt, President, Chief Executive Officer and Director

May 2013 4 The Code

Section 2

Health, Safety and Environmental Protection (“HSE”)

SECTION 2: HEALTH, SAFETY AND ENVIRONMENTAL PROTECTION (“HSE”)

The policies and procedures set out in this section are essential to maintaining one of the Company’s most important competitive advantages: its reputation as an industry leader in safety. The health and safety of people are fundamental to the Company’s undertaking; the protection of the environment and Company assets is also of primary concern. No job is so important that the Company cannot take the time to do it in a manner that complies with applicable health, safety and environmental laws.

2.1 – Workplace Safety

Company policy is to comply with laws that require maintenance of a safe workplace. All employees are responsible for helping the Company to maintain a safe workplace and prevent accidents. To comply with this policy all employees must:

a) Follow Work Rules–Follow safe work procedures and practices and use all prescribed personal protective equipment, including use of seat belts while driving or riding in any Company vehicle;

b) Report Hazards – Report hazardous conditions to their supervisors to assure that deficiencies are promptly corrected; and

c) Report Injuries and Illnesses – Report to their supervisor any job-related injury or illness on the same day that such injury or illness occurs.

2.2 – Contraband and Security (Search and Consent)

Contraband impairs employees’ ability to perform properly and can have serious adverse effects on the health, safety, efficiency and productivity of the employees themselves, that of their co-workers and of the Company as a whole. Further, under federal, state and foreign laws, involvement with certain drugs is illegal. Employees should follow the specific guidelines set forth in the Contraband Policy.

Employees charged with a criminal violation under any applicable laws involving Contraband must report such incident to the Company in accordance with the Contraband Policy. The Company reserves the right to take disciplinary action up to and including termination of employment. Failure to timely report such an incident shall be grounds for immediate termination.

The Company also reserves the right, without notice, to conduct a search of employees, visitors and their effects (such as lockers, living quarters, desks, tool boxes, briefcases, vehicles) for the purpose of determining if such employees and visitors are in violation of the Contraband Policy.

Any employee found to be in violation of the Contraband Policy or who refuses to submit to a search will be subject to disciplinary action up to and including termination of employment. Any visitor who is found to be in violation of the Contraband Policy or who refuses to submit to a search will be asked to leave Company premises and will not be allowed to return.

2.3 – The Environment

The Company seeks to minimize the impact of its operations on the environment. We expect our employees to be responsible environmental stewards and to prevent pollution in any form, land, water or air. As part of that goal of environmental stewardship, it is the Company’s policy to comply with all applicable environmental laws and regulations.

May 2013 5 The Code

Section 3

Conflicts of Interest, Gifts, Entertainment and Political Activity

SECTION 3: CONFLICTS OF INTEREST, GIFTS, ENTERTAINMENT AND POLITICAL ACTIVITY

The Company is committed to maintaining the highest ethical standards in the conduct of its business. These commitments include, but are not limited to, avoiding conflicts of interest between the Company and Company Personnel, providing or receiving only business courtesies that comply with Company policy and applicable law, and refraining from using Company time and assets for political purposes without proper authorization.

3.1 - Conflicts of Interest

Company Personnel should avoid any situation that may involve a conflict between their personal interests and the interests of the Company. As in all other facets of their duties, Company Personnel’s dealings with customers, suppliers, contractors, competitors or any person doing business with the Company must be in the best interest of the Company to the exclusion of consideration of personal preference or advantage.

a) What is a conflict of interest? – A “conflict of interest” occurs when an individual’s personal or private financial interest interferes with that of the Company. Company policy requires Company Personnel to avoid any situation which involves or appears to involve a conflict between their personal interests and the interests of the Company.

Company Personnel must make prompt and full disclosure to the Company of any situation that may involve a conflict of interest. If any Company Personnel or person with whom he or she has a close personal relationship finds himself or herself to be in a situation that could result in a conflict of interest with the Company, or if he or she is in doubt whether a particular situation presents a conflict of interest, he or she should promptly make all the facts known to the Chief Compliance Officer.

“Close personal relationship” includes spouses, parents, children, step-children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, any person living in the same house and any business associate.

b) Examples of Conflict of Interest Situations – While it is impossible to list every circumstance giving rise to possible conflicts of interest, it would be considered a conflict for Company Personnel to engage in any of the activities described in the following paragraphs without first disclosing the activities as set forth below and obtaining prior written approval to engage in the activity. Managers and employees should disclose actual and potential conflicts of interest to the Chief Compliance Officer. Directors and officers should disclose actual and potential conflicts of interest to the Chief Compliance Officer or the Board of Directors.

Q: “I am considering taking a part-time job in addition to my job at Tidewater. Would this be a conflict of interest?”

A: Consider several factors before taking another job. Will this job impair your ability to perform your job at Tidewater? Will you be competing against Tidewater or working for or acting as a vendor for Tidewater?

If the answer to either of these questions is yes then taking the job will create a conflict of interest.

May 2013 6 The Code

Section 3

Conflicts of Interest, Gifts, Entertainment and Political Activity

i) Investing in Competitors and Suppliers – It is a conflict of interest for Company Personnel, or persons with whom he or she has a close personal relationship, to own a financial interest in any third party that (1) does or is seeking to do business with the Company or (2) is a competitor of the Company. This does not include owning securities in any publicly-owned corporation that is traded regularly on recognized security markets (such as the New York Stock Exchange or NASDAQ), provided that the ownership interest is not greater than five percent (5%) of the corporation’s total ownership.

ii) Engaging in or Operating Outside Businesses – Company Personnel, or persons with whom they have a close personal relationship, should not provide services as an employee, director or consultant to any third party that (1) does or is seeking to do business with Company; or (2) is a competitor of the Company, without first disclosing to the Chief Compliance Officer.

iii) Engaging in Outside Activities that Interfere with Job Duties – Employees are expected to give their work the attention necessary for quality performance. Any outside business interest or other activity, including other employment, is not permitted if it interferes with the timely and effective performance is job duties.

iv) Having a Financial or Other Interest in a Transaction Involving the Company – Company Personnel, or persons with whom they have a close personal relationship, should not represent the Company in any transaction in which they have a financial or other interest without first disclosing that interest to the Chief Compliance Officer.

v) Taking a Business Opportunity – Company Personnel should not take for themselves personally or divert to third parties, directly or indirectly, any business opportunity, information or position if they know, or could reasonably anticipate, that the Company would be interested in the business opportunity.

vi) Competing with the Company – It is a conflict of interest to directly or indirectly compete with the Company in any commercial activity in which the Company is engaged, in the purchase or sale of property or property rights, or in any other activity.

>> Employees should follow the specific guidelines set forth in the Gifts, Entertainment and Hosted Travel Policy.

3.2 - Gifts, Entertainment and Hosted Travel

Gifts, entertainment or hosted travel are appropriate for employees if (a) they are given or received with no expectation of any favorable business decision or undue business benefit in return, (b) they are given (or received) at a time when no extraordinary business decisions are pending on the part of the recipient or his/her organization, and (c) they are not excessive or impermissible, taking into consideration customs, legal requirements and any policies of the recipient’s organization. Employees (and immediate family members) should not participate in any gifts, entertainment or hosted travel if they would give even the appearance of seeking favorable business treatment or other undue business benefit. In short, Company Personnel should seek to avoid even any appearance of impropriety.

May 2013 7 The Code

Section 3

Conflicts of Interest, Gifts, Entertainment and Political Activity

3.3 - Political Contributions

Both Company policy and in some cases U.S. law prohibit contributions of Company funds or assets to any political party or the campaign of any candidate for a U.S. federal office or for any office outside of the U.S. Only the Chief Executive Officer, subject to the authorization of the Board of Directors, may contribute Company funds or assets to federal, state and local campaigns and candidates in the U.S. This policy applies to all contributions in the United States, including the furnishing of Company personnel, services or other assets to a political organization or candidate without charge or for less than the customary charge.

The Company encourages employees to participate personally in the political process and, where and to the extent legally permissible, to contribute voluntarily to candidates, political action committees or parties of their choice. No employee will be compensated or reimbursed for any personal political contribution. Company Personnel who are not U.S. citizens are prohibited by law from making contributions to the Company’s U.S. political action committee.

Contributions of any Company funds or anything else of value to politicians, political parties, charities or community organizations outside the United States can be subject to the U.S. Foreign Corrupt Practices Act (“FCPA”), addressed in Section 5.1 below.

“We encourage employees to take their concerns to their supervisor. But there may be times when an employee wants to share his or her concerns in a Helpline report. Helpline reports have helped to make Tidewater a better company. We value reports that give detailed information and specific examples of an employee’s concerns. It is more difficult for us to respond to vague or general allegations.”

—Bruce Lundstrom, Executive Vice President and Chief Compliance Officer

May 2013 8 The Code

Section 4

Financial Controls and Reporting

SECTION 4: FINANCIAL CONTROLS AND REPORTING

As the Company is listed on the New York Stock Exchange, the Company’s reported financial results must comply with U.S. Generally Accepted Accounting Principles (U.S. GAAP) and must be accurate, full, fair, timely and understandable. The policies and procedures in this section are intended to ensure that the Company meets those obligations and complies with other applicable legal requirements.

4.1 - Maintaining Accurate Accounts and Records

Company Personnel should maintain paper and electronic records in accordance with good business practices, applicable law, and specific Company policies, such as those regarding record retention.

Both Company policy and applicable law, including laws like the FCPA, require that Company records and accounts be prepared accurately and reliably. All transactions must be accurately recorded in the Company’s books and records in accordance with U.S. GAAP and in compliance with applicable laws. Company Personnel are responsible for ensuring that our records and accounts (including expense reports) comply with these requirements. Falsifying or altering records or reports or knowingly approving false or altered reports is against Company policy and in many cases is unlawful.

Q: “What should I do if my manager is pressuring me to commit an unethical action, such as book revenue early or defer an expense to a later quarter?”

A: Our financial integrity guidelines apply to every Company transaction. No one, not even the CEO, has the authority to tell you to report a transaction inaccurately. You will be held responsible for any actions you take that are unethical or illegal. If you think you are being pressured to do something that is unethical, do not do it! Instead, consult the Legal Department or Compliance Department for advice.

4.2 - Full, Fair, Accurate, Timely and Understandable Public Disclosure a) Filings Submitted to the Securities Exchange Commission – The Company has adopted a set of Disclosure Controls and Procedures designed to ensure the accuracy and completeness of the Company’s SEC filings. All Company Personnel involved with the preparation of the Company’s SEC filings are required to comply fully with the Company’s Disclosure Controls and Procedures.

May 2013 9 The Code

Section 4

Financial Controls and Reporting

b) Other Public Communications – No Company Personnel should make statements or provide any information to the press, financial analysts, or any public forum about the Company and its business prospects unless they have specific authorization to do so. The risks from inaccurate statements include claims of false advertising, misrepresentation, breach of contract, securities fraud and antitrust violations. In order to ensure that communications to the public are accurate and widely disseminated to all investors, unauthorized persons may not communicate any material nonpublic information about the Company outside of the Company. Only the Company’s Chief Executive Officer, the Chief Financial Officer and Chief Investor Relations Officer, or employees specifically authorized by them, are authorized to speak with financial analysts or securities professionals. If Company Personnel receive an inquiry from a journalist or financial analyst, he or she should refer it to the Chief Executive Officer, the Chief Financial Officer or the Chief Investor Relations Officer.

4.3 - Securities Law and Insider Trading

Company Personnel may learn of or have access to information about the Company that is not generally known to the public and, if disclosed, could affect the market value of the Company’s securities. It is both a violation of the federal securities laws and the Company’s Policy Statement on Insider Trading for any individual to (1) purchase or sell, whether directly or indirectly, securities of the Company while in possession of material non-public information related to the Company or (2) disclose such inside information to others who might use such information to directly or indirectly trade in the Company’s securities. Company Personnel shall comply with the Company’s Policy Statement on Insider Trading.

If Company Personnel are considering trading in Company securities and are uncertain about the legal rules that apply to the transaction, he or she should consult with the Company’s General Counsel before the purchase or sale.

“Each of us has a responsibility to demonstrate financial integrity and to support the Company’s efforts to do the same. This means being honest and exact about the amount, date, and nature of any expense or revenue you record. It means never deliberately concealing or misstating something if you know it is not the full truth, and realizing that financial integrity failures can lead to serious consequences—including lawsuits, penalties, and even criminal prosecution. We simply can’t afford a misstep in this area.”

—Quinn P. Fanning, Executive Vice President and Chief Financial Officer

May 2013 10 The Code

Section 5

Doing Business Internationally

SECTION 5: DOING BUSINESS INTERNATIONALLY

The Company conducts business in numerous countries, including in some of the world’s most challenging jurisdictions. As a publicly-traded company based in the United States, the Company is subject to the laws not only of the countries in which it does business, but also to a number of U.S. and other countries’ laws that can apply to its activities anywhere in the world.

Many of these rules and regulations are detailed and complex, and the difference between permissible and unlawful conduct can be difficult to distinguish. Company Personnel should become familiar with both the laws of the United States and the laws of other countries that may apply.

5.1 - The FCPA and Other Anti-Corruption Laws

The Company and Company Personnel are subject to the FCPA and other applicable anti-corruption laws. The FCPA and other laws prohibit bribery of government officials and require the proper recording of Company transactions. Although many forms of bribery are easy to recognize, other payments that might not seem like “bribery” also can violate the FCPA and other anti-corruption laws. In general, the FCPA prohibits:

>> Offering, promising or giving

>> Anything of value

>> To a government official

>> To obtain or retain “business” or secure any improper business advantage.

Q: “When I was leaving a foreign country at the end of my hitch, the immigration officer at the airport asked “do you have something for me?” while he waited to process my paperwork.

It seems clear that he wants money before he will allow me to proceed. Should I pay something?”

A: No. Tidewater’s policy prohibits such payments without specific approval. In such a situation you need to explain that you cannot give him anything and that if you do, you could lose your job or even get prosecuted by authorities back home. You are obligated to understand and follow Tidewater’s policy.

These terms have specific meanings that can be very broad:

>> A payment does not need to have been made to violate the FCPA - even an offer or promise to make a payment is prohibited.

>> Not only payments of money are prohibited. “Anything of value” means just that - anything of value to the recipient. Lavish meals, gifts, and other business entertainment, vessel stores, cigarettes and fuel, and charitable or political contributions on an official’s behalf can be covered by the FCPA.

May 2013 11 The Code

Section 5

Doing Business Internationally

>> “Government officials” includes more than just high-level government officials. Low-level government employees such as customs or immigration clerks, employees of national oil companies and sometimes of joint ventures between national oil companies and private companies are also considered “government officials.”

>> “Business” means more than payments to secure contracts. Under the FCPA, “business” includes any improper advantage to the Company, such as receiving a permit or license to which the Company is not entitled.

>> That the Company’s competitors, suppliers, or customers make certain payments to a foreign official does not mean that such a payment by the Company would not secure an “improper business advantage”. “Everyone else does it” is not a defense, justification or excuse.

a) Facilitating Payments - In very limited circumstances, certain routine or “facilitating” payments to a government official may be permissible. These are payments made to secure routine governmental action to which the Company is entitled, such as processing routine paperwork or obtaining basic utility services (i.e., electricity, water, telephone). Because these payments can be easily confused with payments that could violate the FCPA, must be recorded correctly in the Company’s books and records, and may be unlawful under the laws of many countries outside the U.S., the Company requires that all employees obtain management approval, as required in the Facilitating Payments Policy.

b) Use of Agents, Consultants, Advisors, and Business Partners - Company Personnel must not use third parties such as sales agents or customs brokers to do things that would otherwise violate the FCPA or other anti-corruption laws; the Company cannot do indirectly what it cannot do directly. To ensure that the Company does business only with reputable third parties that have pledged to follow applicable laws and Company policies, any third party that the Company wishes to engage must go through the process set out in the Company’s Policy on Use of Agents, Consultants, Advisors and Business Partners.

5.2 - U.S. Economic Sanctions and Export Control Laws and Regulations

At any given time, the U.S. Government maintains economic sanctions against certain countries, prohibits, restricts, or closely regulates/requires licenses for the export of certain types of goods/services, and prohibits commercial transactions with certain persons listed on various U.S. Government restrictions/denial lists. Countries currently under sanctions include Iran, Cuba, North Korea, Sudan, and Syria. Prohibited/restricted exports include those involving encryption hardware/software, military/dual use equipment, and nuclear technology Person on various restrictions/denial lists, such as the list of Specially Designated Nationals (“SDNs”), include the family and close associates of Syrian leader Bashar Al-Assad, of the late Iraqi dictator, Saddam Hussein, and of the late Libyan strongman, Muammar Gadhafi.

These sanctions and restrictions are administered by various agencies of the U.S. Government. The most important of these to the Company’s business is the U.S. Treasury’s Office of Foreign Assets Control (“OFAC”), which runs the various sanctions programs and maintains and periodically updates the SDN list. The U.S. Department of Commerce is largely concerned with regulating exports of goods and also maintains several denial/restriction lists. Finally, the U.S. Department of State administers the nuclear non-proliferation program.

Company personnel are prohibited from doing business with anyone of the SDN list and are generally prohibited from doing business in sanctioned countries or with their nationals, although not all sanctions are equally tough. For example, as of the date of this writing, limited sanctions, which do not prohibit or restrict the Company’s business, currently apply with respect to such countries as Burma (Myanmar), Yemen, Ivory Coast, and the Democratic Republic of Congo.

May 2013 12 The Code

Section 5

Doing Business Internationally

This list of countries is not complete and may change from time to time. A complete list of countries and other applicable economic sanctions is maintained on OFAC’s website, www.treasury.gov/offices/enforcement/ofac. As the list of countries and applicable restrictions changes often, Company Personnel should consult with their supervisor and the Legal Department before doing business in any of these countries or with any person or entity that is a national of these countries. This is especially critical with respect to the sale of used vessels by the Company, where the Company’s Compliance Procedures with respect to vessel sales must be strictly followed.

5.3 - Anti-Terrorism and Anti-Money Laundering Laws and Regulations

U.S. and other countries’ anti-terrorism and anti-money laundering laws require companies to conduct reasonable due diligence to ensure that their business transactions do not facilitate money laundering, terrorist financing or other illegal activities.

OFAC maintains several lists of persons with whom the Company and Company Personnel are prohibited from dealing. These persons generally include known terrorist groups and their members but also include large numbers of individuals and entities in countries where the Company does business that may be less well-known or that have legitimate operations or businesses. Because these lists change very frequently, Company Personnel should consult with the Chief Compliance Officer regarding the necessary due diligence when engaging third parties, in accordance with the Company’s Policy on Use of Agents, Consultants, Advisors and Business Partners.

5.4 - Anti-Boycott Laws and Regulations

It is the Company’s policy to comply with the antiboycott laws of the United States. These laws prohibit participating in the Arab League boycott of Israel and any other boycotts that are not supported by the United States. Furthermore, these laws prohibit the furnishing of information relating to the Company’s business with boycotted countries and require the Company to report the receipt of any requests for information regarding the Company’s business with boycotted countries.

Requests sometimes appear in bid invitations and shipping documents and other commercial documentation. Any employee who receives a request for information relating to a boycotted country should immediately report the request to the Legal Department. Many seemingly innocent requests are unlawful (and reportable to the U.S. Government) and other requests, seemingly violative of the law, fit into narrow exceptions allowed by law.

5.5 - Customs Laws and Regulations

It is the Company’s policy to comply with all laws and regulations applicable to the importation of goods into the countries in which the Company does business. Company employees should make their best efforts to furnish accurate information to the Company’s customs brokers or agents regarding the classification, quantity, valuation and country of origin of goods shipped from one country to another.

May 2013 13 The Code

Section 6

Fair Competition

SECTION 6: FAIR COMPETITION

The Company is the leader in its industry due to the quality of its employees and vessels and the services it provides. The Company competes on the merits of its services only and complies with all laws prohibiting collusive behavior such as antitrust or competition laws and those prohibiting the unlawful use of information or intellectual property.

6.1 – Fair Competition/Antitrust Laws and Fair Dealing a) Antitrust Laws – Antitrust laws are designed to prevent monopolies and encourage healthy competition among firms in the same industry. It is the Company’s policy to comply with the antitrust laws of the United States and other countries in which the Company operates. Prohibited conduct includes making agreements with competitors regarding rates, contract terms, allocation of customers, or any other activities that restrict competition or fix prices.

Oral discussions and informal arrangements may be considered “agreements.” Employees should be careful when meeting with competitors, including contacts at professional gatherings and trade associations. When engaged in conversation with competitors, employees must not discuss or listen to a discussion of future prices, bids or intended bids, terms or conditions of sale, sales territories, or other competitive information.

b) Fair Dealing - Company Personnel should deal fairly with the Company’s customers, suppliers, competitors and employees. Examples of unfair dealing include manipulation, concealment, abuse of privileged information and the misrepresentation of material facts. Never make false, deceptive or misleading claims about our competitors’ services.

6.2 - Property Rights of Others a) Copyright/Licensing – Copyright laws prohibit the unauthorized duplication of computer software and other published works. Licensing agreements set forth the terms and conditions for the use of software. Copyrighted materials should not be reproduced for personal or Company use without verifying that duplication is permissible. All software must be properly licensed. Unauthorized copying or use of computer software, video, written, photographic or audio material subject to copyright protection or licensing agreements could result in claims of copyright infringement and/or breach of contract.

b) Intellectual Property - In the conduct of its business, the Company has occasion to receive and use proprietary information of others. This information may be used only in accordance with the agreements under which it was received. Employees should not engage in unauthorized use of intellectual property of a former employer or a competitor in connection with his or her employment. Examples of such intellectual property can include customer lists, pricing information, and vessel specifications.

May 2013 14 The Code

Section 7

Protecting the Company’s Assets

SECTION 7: PROTECTING THE COMPANY’S ASSETS

It is the responsibility of Company Personnel to (a) protect and preserve Company assets and resources, including confidential information, (b) ensure their efficient use and (c) prevent and report the theft, careless use and waste of Company assets and resources. Company assets should be used only for legitimate business purposes and not for non-Company business, unless approved in advance. “Company assets” includes tangible assets such as vessels, buildings, equipment, vehicles and office supplies, as well as intangible assets such as software and other intellectual property rights, business concepts and strategies, employee time, financial data and other information about the Company.

7.1 - Confidential Information

Company Personnel must keep in confidence all confidential information relating to the Company and its customers and suppliers. Confidential information should not be discussed with anyone, including family or business or social acquaintances. Confidential information should not be discussed with other employees unless they have a need to know. The obligation to preserve confidential information continues even after employment or board service ends. Any documents, papers, records or other tangible items that contain trade secrets or proprietary information are the property of the Company. Release of such information is not permitted unless an officer of the Company authorizes in writing the release or disclosure of such information.

“Confidential information” includes information of a proprietary or secret nature (for example, trade secrets, know-how, customer lists, business plans, and financial data), the disclosure of which might be of use to competitors or harmful to the Company or its customers.

Confidential information also includes written material provided and information discussed at all meetings of the Board of Directors or any committee thereof and all non-public information that is learned about the Company’s suppliers and customers that is not in the public domain. Confidential information also includes information that suppliers and customers have entrusted to the Company. Confidential information may also include information about the Company’s financial condition, prospects or plans, its marketing and sales programs, as well as information relating to mergers and acquisitions, joint ventures, shares repurchases, stock splits and divestitures and other potential transactions.

May 2013 15 The Code

Section 7

Protecting the Company’s Assets

7.2 - Company Marks and Logos

The Company has adopted a Branding Guide for the proper use of its marks and logos (Tidewater Marks”). The Tidewater Marks are valuable business assets of the Company because they assist the public to identify Tidewater as the leading provider of marine support vessel services and communicate the goodwill associated with those services. To maintain and protect the value of the Tidewater Marks, Company Personnel must use the Tidewater Marks in accordance with the Branding Guide. Any use of the Tidewater Marks that is not in compliance with the Branding Guide may cause harm to the rights of the Company to the Tidewater Marks.

>> To learn more please see Tidewater’s Branding Guide posted on the Intranet.

7.3 - Appropriate Use of Information Technology

The Company’s information technology systems shall be used solely for the business needs of the Company, provided that limited or occasional personal use of e-mail and the internet is permitted. Employees must not use any information technology system in a way that interferes with productivity, consumes material amounts of Internet bandwidth, server disk space, or other network resources, or damages the Company’s reputation. Any transmission or display of material that may be intimidating, hostile, or offensive is prohibited. Employees should refrain from using vulgarities, obscenities, sarcasm or exaggeration in e-mail messages. Employees should not forward copyrighted material, trade secrets, or any other proprietary information through the e-mail system.

The Company considers all data and communications transmitted or received by or contained in the Company’s electronic or telephonic equipment and systems to be Company property. Employees and other users of the equipment or services should also treat these systems as Company assets and resources and have no expectation of privacy with respect to such data and communications.

Q: “I forwarded an Internet joke to a coworker. Some people might find the joke offensive, but I know that he will not be offended. Is this okay?”

A: Never distribute offensive material in the workplace. While your intended audience may not be offended, you cannot predict who else may see the material and how it may impact them.

7.4 - Social Media

Company Personnel need to be careful in their use of social media, chat rooms, bulletin boards, blogs or websites (such as Facebook, MySpace and YouTube). Company Personnel should refrain from doing any of the following:

>> Creating the impression that your personal opinions are Tidewater’s opinions

>> Identifying yourself as a Tidewater representative

>> Disclosing confidential Tidewater information or personal information of others

>> Posting pictures or videos of Tidewater’s property or equipment without permission from a Tidewater Vice President

>> Spreading rumors or criticisms that harm Tidewater’s reputation or otherwise injure our business

May 2013 16 The Code

Section 8

Respect for Co-Workers and Employment Policy

SECTION 8: RESPECT FOR CO-WORKERS AND EMPLOYMENT POLICY

8.1 - Equal Employment Opportunity

It is the policy of the Company to provide equal employment opportunities in conformance with all applicable laws and regulations to individuals who are qualified to perform job requirements.

For U.S. operations, the foregoing policy is administered without regard to race, color, religion, sex, age, national origin, handicap, veteran status or other legally protected status. It is the Company’s policy to comply with applicable employment-related laws in those countries outside the United States in which it does business.

8.2 - Anti-Harassment and Discrimination

The Company expects employees to treat each other with respect, courtesy, consideration and professionalism. The Company will not tolerate any form of harassment or discrimination by any employee for any reason.

The Company prohibits sexual harassment in any form. Supervisors may not threaten or insinuate that submission to or rejection of sexual advances will in any way affect an employee’s terms and conditions of employment or compensation. In addition, other forms of sexual harassment, whether physical or verbal, committed by employees or non-employees are prohibited.

If an employee believes he or she has been discriminated against or sexually harassed, he or she should follow the procedures in the Company’s Anti-Harassment and Discrimination Policy to report discrimination or harassment.

8.3 - Workplace Violence

The Company expressly prohibits and will not condone any acts or threats of violence by any employee or former employee, customer or vendor against any other person in or about Company premises or in connection with Company business. This includes any obscene, abusive, or threatening language or gestures. Employees who engage in such conduct will be subject to disciplinary action, up to and including termination of employment. Depending upon the circumstances, the Company reserves the right to notify law enforcement authorities.

Employees have a duty to warn their supervisors of any suspicious workplace activity or any other threatening situation of which they are aware that involves other employees, former employees, customers or visitors.

8.4 - Solicitation and Distribution of Literature

Except to the extent approved by the Company (for example, a United Way fundraising campaign), employees may not distribute literature or printed materials of any kind, sell merchandise, solicit financial contributions, or solicit for any other cause on the Company’s premises at any time. This policy also prohibits solicitations via the Company’s email and other telephonic systems.

8.5 - Employment Relationships

Employment relationships with the Company are generally on an at-will basis. The Company reserves the right to terminate the employment relationships with any of its employees at any time for any reason, in accordance with applicable law.

May 2013 17 The Code

Section 8

Respect for Co-Workers and Employment Policy

8.6 - Employee Data Privacy

At times, Tidewater must gather and maintain certain information about our employees. The Company, however, will only gather information that is required by law or necessary for our operations and business related needs. Tidewater will only make this information available to those authorized and who need to use the information for business related purposes. The laws governing the use of personal identifying information may vary from country to country. Tidewater is committed to complying with all applicable data privacy laws. If you are unsure, or do not know the data privacy law where you are working, you should consult the Legal Department for guidance.

“Our Code of Business Conduct details the standard of how we work, but our actions will define us as a company and as individuals.”

- Jeff A. Gorski, Executive Vice President and Chief Operating Officer

May 2013 18 The Code

Notes

www.tdwcompliance.com

Notes

www.tdwcompliance.com

TIDEWATER

601 Poydras Street, Suite 1500 New Orleans, LA 70130 USA

Telephone: (504) 568-1010 Fax: (504) 566-4559

www.tdwcompliance.com